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                                                                     EXHIBIT 4.5

                             Consulting Agreement

Parties: Spacetec IMC Corp and George R. Rea
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Issue to be addressed: SIMC needs a CEO/Chairman to represent the company until
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the merger with Labtec is completed.

Consultant Function:
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a) Perform duties of CEO and Chairman of the Board of Directors.

b) Provide focal point for all BOD - related issues. Resolve and communicate with Board and President/American Asset Management.

c) Represent SIMC on all matters with Testa, Hurwitz and Thibeault. Sign necessary documents.

d) Conduct Shareholder Meeting and Board of Director meetings as required.


Period: From November 1, 1998 until the Labtec merger is completed or 2/28/99
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whichever comes first, or whichever other date is agreed by the parties.

Compensation:
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a) Cash compensation of $1,500 per day. Partial days to be prorated. Not to exceed $30,000 per month.

b) Reimbursement for reasonable business expenses incurred in performance of duties on behalf of SIMC.